Chang G. Park, CPA, Ph. D.
♦ 2667 CAMINO DEL RIO SOUTH PLAZA B ♦ SAN DIEGO ♦ CALIFORNIA 92128♦
♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341  ♦ FAX (858) 764-5480
♦ E-MAIL changgpark@gmail.com ♦

August 10, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 2 of our report dated December 21, 2009, except for Note 8, as to which date is March 25, 2010, relating to the financial statements of Omega Water, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/Chang G. Park
CHANG G. PARK, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board